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Exhibit 99.3

COLDWATER CREEK ANNOUNCES COMMON STOCK OFFERING

        Sandpoint, Idaho (December 4, 2003)—Coldwater Creek Inc. (NASDAQ: CWTR) today announced that it has filed a registration statement with the Securities and Exchange Commisssion for a proposed public offering of common stock. The offering is being made through an underwriting group managed by Banc of America Securities LLC and co-managed by Morgan Stanley and RBC Capital Markets. The proposed public offering of 3,900,000 shares will be offered by Coldwater Creek and selling stockholders. The company and certain selling stockholders have also granted the underwriters an option to purchase an additional 585,000 shares solely to cover over-allotments, if any.

        Coldwater Creek is a specialty retailer of women's apparel, accessories and gift items through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at http://www.coldwatercreek.com and direct-mail catalogs.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

        CONTACT: David Gunter, Director of Corporate Communications & Investor Relations of Coldwater Creek Inc., (208) 263-2266.

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COLDWATER CREEK ANNOUNCES COMMON STOCK OFFERING